Exhibit 21.1
List of Subsidiaries of WPX Energy, Inc.
(all Delaware entities unless otherwise indicated)

1	Cardinal Oil and Gas Holdings, LLC
DBA in New Mexico and Texas as: Cardinal Exploration & Production, LLC
2	Catalyst Midstream Partners, LLC
3	Oryx Delaware Holdings, LLC
4	Stateline Crude, LLC - an Oklahoma LLC
5	Stateline Gathering, LLC - an Oklahoma LLC
6	Stateline Marketing, LLC
7	Stateline Processing, LLC - an Oklahoma LLC
8	Stateline Storage, LLC
9	Stateline Water, LLC - an Oklahoma LLC
10	Twin Buttes Gathering LLC
11	WPX Energy Gulf Coast, LP
12	WPX Energy Headquarters, LLC
13	WPX Energy Holdings, LLC
14	WPX Energy Keystone, LLC
15	WPX Energy Marketing, LLC
16	WPX Energy Mid-Continent Company, an Oklahoma corporation
17	WPX Energy Mineral Partners, LP
18	WPX Energy Mineral Holdings GP, LLC
19	WPX Energy Mineral Holdings LP, LLC
20	WPX Energy Non-Op Partners, LP
21	WPX Energy Non-Op Holdings GP, LLC
22	WPX Energy Non-Op Holdings LP, LLC
23	WPX Energy Permian, LLC
24	WPX Energy Production, LLC
25	WPX Energy Services Company, LLC
26	WPX Energy Williston, LLC (Trade name in North Dakota: D3 E & P LLC)
27	WPX Permian Midstream Crude Holdings, LLC
28	WPX Permian Midstream Holdings, LLC
29	WPX Permian Midstream Residue Holdings, LLC
30	WPX Permian Surface Holdings, LLC
International subsidiaries:
1	WPX Energy International Oil & Gas (Venezuela), Ltd. – a Cayman Islands corporation